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                                                                     EXHIBIT 4.2






                         GENERAL GROWTH PROPERTIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN



1.        PURPOSE.

          The purpose of the General Growth Properties, Inc. Employee Stock Purchase Plan as set forth in this document, as the same may be amended from time to time (the "Plan"), is to assist employees of General Growth Properties, Inc., a Delaware corporation (the "Company"), and General Growth Management, Inc., a Delaware corporation ("GGMI"), in acquiring a stock ownership interest in the Company, to help such employees provide for their future security and to encourage them to remain in the employment of the Company and GGMI. This is to be accomplished by providing employees a continuing opportunity to purchase shares of common stock of the Company, $.10 par value ("Shares"), through periodic offerings.

2.        DEFINITIONS.

For purposes of the Plan:

          (a) "Account" means the non-interest bearing account that the Company or GGMI shall establish for Participants to which Participants' payroll deductions pursuant to the Plan shall be credited.

          (b) "Agent" means the person or persons appointed by the Board of Directors of the Company in accordance with Paragraph 3(d).

          (c) "Authorization" means the authorization described in Paragraph 5(a) pursuant to which the Participant authorizes payroll deductions to the Account.

          (d) "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means the committee described in Paragraph 3(a).

          (f) "Compensation" means the total amount of compensation for services paid to a Participant for an Offering Period by the Company or GGMI that would be reportable on Internal Revenue Service Form W-2, plus amounts which are not includible in income for federal income tax purposes that a Participant elects to contribute pursuant to an arrangement described in section 401(k) of the Code.

          (g) "Date of Grant" means the first business day of an Offering
Period.

          (h) "Eligible Employee" means any employee of the Company or GGMI who meets the eligibility requirements of Paragraph 4.

          (i) "Fair Market Value" means, on any given date, the closing price of the Shares on the principal national securities exchange on which the Shares are listed on such date, or, if the Shares are not listed on any national securities exchange, the mean between the bid and asked prices of the Shares as reported on the Nasdaq, or if the Shares are not so reported, the fair market value of the Shares as determined by the Committee in good





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faith. If there are no sales reports or bid or ask quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports shall be used.

          (j) "Investment Account" means the account established for a Participant pursuant to Paragraph 9(a) to hold Shares acquired for a Participant pursuant to the Plan.

          (k) "Offering Period" means the six-month periods commencing January 1 and July 1 or such other dates which may be determined by the Committee. The first Offering Period shall commence July 1, 1999 or such other date which may be determined by the Committee.

          (l) "Participant" means an Eligible Employee who makes an election to participate in the Plan in accordance with Paragraph 5.

          (m) "Purchase Date" means the last business day of an Offering Period.

          (n) "Purchase Price" means, with respect to any Offering Period, the lesser of:

                  (i) eighty-five percent (85%) percent of the Fair Market Value of a Share on the Date of Grant of such Offering Period; or

                  (ii) eighty-five percent (85%) percent of the Fair Market Value of a Share on the Purchase Date of such Offering Period.

          (o) "Withdrawal Election" means the notice described in Paragraph 8 which a Participant must deliver to the Company or GGMI upon withdrawal from the Plan.

3.        ADMINISTRATION.

          (a) The Compensation Committee of the Board of Directors of the Company or such other committee as shall be designated by the Board of Directors of the Company (the "Committee") shall administer the Plan. The Committee shall consist of two or more members of the Board of Directors appointed by the Board of Directors to administer the Plan. All Committee members shall serve, and may be removed, in accordance with the general rules applicable to the Committee.

          (b) For purposes of administration of the Plan, a majority of the members of the Committee (but not less than two) shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or any action approved in writing by all members of the Committee, shall be the action of the Committee.

          (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. The Committee shall have the discretion to impose a holding period during which the sale of Shares acquired under the Plan is restricted for a period of time after purchase; provided that reasonable advance notice is given to Participants. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted thereunder.

          (d) The Committee or its delegatee under Section 3(e) may engage an Agent to perform custodial and record keeping functions for the Plan, such as holding record title to the Participants' Share certificates, maintaining an individual Investment Account for each such Participant and providing periodic account status reports to such Participants.


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          (e) The Committee shall have full discretionary authority to delegate ministerial functions to the management of the Company or GGMI.

4.        ELIGIBILITY.

          All employees of the Company and GGMI shall be eligible to participate in the Plan, except (a) any employee who has worked less than six (6) months for the Company and/or GGMI as of the first day of an Offering Period, (b) any employee who owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company and/or GGMI or (c) any employee whose customary employment is 20 hours or less per week. In determining whether an employee owns 5% or more of the stock of the Company and/or GGMI, the rules of section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee. An employee shall be credited with an hour of service for each hour which the employee is paid or entitled to payment from the Company or GGMI including both hours worked and paid time off. If no record is kept of an employee's hours, the employee shall be credited with 190 hours of service for each month worked. Any director of the Company or GGMI who does not render services to the Company or GGMI in the status of an employee shall not be eligible to participate in the Plan.

          For purposes of this Paragraph 4, the term "employment" shall be interpreted in accordance with the provisions of Treasury Regulation ? 1.421-7(h) (or any successor thereto).

5.        ELECTION TO PARTICIPATE.

          (a) Payroll Deduction Authorization. Each Eligible Employee may become a Participant by submitting to the Company or GGMI during the calendar month preceding a Date of Grant and no later than five (5) business days before such Date of Grant, a completed payroll deduction authorization in a form prepared by the Company (the "Authorization"). An Eligible Employee's Authorization shall give notice of such Eligible Employee's election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall specify a percentage (ranging in whole number amounts from no less than 1% to no more than 10%) of Compensation to be withheld on each payday. The amount withheld shall not be less than $50.00 per month and the amount withheld shall not exceed the contribution limit specified in Paragraph 5(b) below. All payroll deductions shall be made on an after-tax basis. The cash compensation payable to a Participant for an Offering Period shall be reduced each payday through a payroll deduction by the percentage amount specified in the Authorization, and such amount shall be credited to the Participant's Account under the Plan. All funds credited to Accounts may be used by the Company and GGMI for any corporate purpose, subject to the Participant's right to withdraw an amount equal to the balance accumulated in his or her Account as described in Paragraph 8. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or GGMI. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to Paragraph 6, withdraws pursuant to Paragraph 8 or ceases to be an Eligible Employee pursuant to Paragraph 14.

          (b) Contribution Limit. The sum of all regular payroll deductions authorized under Paragraph 5(a) shall not exceed 10% of the Participant's Compensation.

          (c) No Interest on Funds in Accounts. No interest shall accrue for the benefit of or be paid to any Participant with respect to funds held in any Account for such Participant.

6.        DEDUCTION CHANGES.

          A Participant may increase or decrease his or her payroll deduction by submitting to the Company or GGMI a new Authorization. The change will become effective for payroll periods beginning in the next six-month Offering Period. The new Authorization must be received by the Company or GGMI, as the case may be, at least five (5) business days before the beginning of the next Offering Period to be effective.


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7.        LIMIT ON PURCHASE OF SHARES.

          (a) No option granted under the Plan shall permit a Participant to purchase stock under all employee stock purchase plans of the Company and GGMI at a rate which, in the aggregate, exceeds $25,000 of Fair Market Value (determined at the time the rights are granted) for each calendar year in which the option is outstanding at any time. For purposes of this Paragraph 7:

                  (i) The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;

                  (ii) Notwithstanding anything contained herein to the contrary, in no case shall any Participant accrue a right to purchase a number of Shares for any calendar year that would have a Fair Market Value in excess of $25,000. For purposes of the preceding sentence, the determination of the Fair Market Value of any Shares is made as of the first day of the Offering Period applicable to such Shares; and

                  (iii) A right to purchase Shares that has accrued under one grant of rights under the Plan may not be carried over to any other grant of rights under the Plan or any other plan.

          (b) No Eligible Employee may be granted a right to purchase Shares under the Plan if, immediately following such grant, such Eligible Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. In determining stock ownership for purposes of the preceding sentence, the rules of section 424(d) of the Code shall apply and stock that the Eligible Employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the Participant.

8.        WITHDRAWAL OF FUNDS.

          Any Participant may withdraw from participation under the Plan at any time except that no Participant may withdraw during the last ten (10) days of any Offering Period. A Participant who wishes to withdraw from the Plan must deliver to the Company or GGMI a notice of withdrawal in a form prepared by the Company (the "Withdrawal Election") not later than ten (10) days prior to the Purchase Date during any Offering Period. Upon receipt of a Participant's Withdrawal Election, the Company or GGMI shall pay to the Participant the amount of the balance in the Participant's Account in cash in one lump sum within thirty (30) days, without interest thereon. Partial withdrawal shall not be permitted. Upon receipt of a Withdrawal Election, the Participant shall cease to participate in the Plan. Any such withdrawing Participant may again commence participation in the Plan in a subsequent Offering Period by submitting to the Company or GGMI an Authorization pursuant to Paragraph 5(a) hereof.

9.        METHOD OF PURCHASE AND INVESTMENT ACCOUNTS.

          (a) Exercise of Option for Shares. Each Participant having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have exercised on such Purchase Date the option to purchase from the Company or GGMI the number of whole Shares that the funds in such Account would purchase at the Purchase Price, subject to the limit:

                    (i) on the aggregate number of Shares that may be made available for purchase to all Participants under the Plan; and


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                  (ii) on the number of Shares that may be made available for purchase to any individual Participant, as set forth in Paragraphs 5(b) and 7.

Such option shall be deemed exercised if the Participant does not withdraw such funds at least ten (10) days prior to the Purchase Date. All Shares so purchased shall be credited to a separate Investment Account established by the Agent for each Participant. The Agent shall hold in its name or the name of its nominee all certificates for Shares purchased until such Shares are withdrawn by a Participant pursuant to Paragraph 11. Fractional Shares may not be purchased under the Plan. Any funds remaining in the Account of a Participant after a Purchase Date shall be retained in the Account for the purchase of additional Shares in subsequent Offering Periods.

          (b) Dividends on Shares Held in Investment Accounts. All cash dividends paid with respect to the Shares credited to a Participant's Investment Account shall, unless otherwise directed by the Committee, be credited to his or her Account and used, in the same manner as other funds credited to Accounts, to purchase additional Shares under the Plan on the next Purchase Date, subject to Participants' withdrawal rights against Accounts and the other limits of the Plan.

          (c) Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to Paragraph 9(a) but for the limits described in Paragraph 9(a)(i) or Paragraph 10 exceeds the number of Shares available for purchase under the Plan for a particular Offering Period, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the ratio that the amount credited to a Participant's Account as of the Purchase Date bears to the total amount credited to all Participants' Accounts as of the Purchase Date. The cash balance not applied to the purchase of Shares shall be held in Participants' Accounts subject to the terms and conditions of the Plan.

10.       STOCK SUBJECT TO PLAN.

          The maximum number of Shares that may be issued pursuant to the Plan is 500,000, subject to adjustment in accordance with Section 21. At the option of the Company, the Shares delivered pursuant to the Plan may be unissued shares or treasury shares or shares bought on the market for purposes of the Plan. In addition, the Committee may impose such limitations as it deems appropriate on the number of Shares that shall be made available for purchase under the Plan during any Offering Period.

11.       WITHDRAWAL OF CERTIFICATES.

          A Participant shall have the right at any time to receive a certificate or certificates for all or a portion of the Shares credited to his or her Investment Account by notifying the Agent; provided, however, that no such request may be made more frequently than once per Offering Period.

12.       REGISTRATION OF CERTIFICATES.

          Each certificate for Shares withdrawn by a Participant may be registered only in the name of the Participant, or, if the Participant has so indicated in the manner designated by the Committee, in the Participant's name jointly with a member of the Participant's family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participant's name as tenant in common or as community property with a member of the Participant's family without right of survivorship.


13.       VOTING.

          The Agent shall vote all Shares held in an Investment Account in accordance with the Participant's instructions.


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14.       TERMINATION OF EMPLOYMENT.

          Any Participant (a) whose employment by the Company and/or GGMI is terminated for any reason (except death) or (b) who shall cease to be an Eligible Employee, in either case during an Offering Period, shall cease being a Participant as of the date of such termination of employment or cessation of eligibility. Upon such event, there shall be promptly refunded to such Participant the entire cash balance in such Participant's Account.

15.       DEATH OF A PARTICIPANT.

          If a Participant shall die during an Offering Period, no further payroll deductions shall be taken on behalf of the deceased Participant. The executor or administrator of the deceased Participant's estate may elect to withdraw the balance in such Participant's Account by notifying the Company in writing prior to the Purchase Date in respect of such Offering Period. In the event no election to withdraw has been made, the balance accumulated in the deceased Participant's Account shall be used to purchase Shares in accordance with the provisions of the Plan.

16.       MERGER, REORGANIZATION, CONSOLIDATION OR LIQUIDATION.

          In the event of a merger, reorganization or consolidation in which the Company is not the surviving entity or the liquidation of all of the assets of the Company, the Committee in its sole discretion may either (a) require that the surviving entity provide to each Participant rights which are equivalent to such Participant's rights under the Plan, or (b) cause the Offering Period to end on the date immediately prior to the consummation of such merger or other transaction.

17.       GOVERNING LAW; COMPLIANCE WITH LAW.

          This Plan shall be construed in accordance with the laws of the State of Delaware. The Company's obligation hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

18.       ASSIGNMENT.

          The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution. Any attempted assignment, transfer or alienation not in compliance with the terms of this Plan shall be null and void for all purposes and respects.

19.       NO RIGHTS AS STOCKHOLDER.

          No Eligible Employee or Participant shall by reason of participation in this Plan have any rights of a stockholder of the Company until he or she acquires Shares on a Purchase Date as herein provided.

20.       NO RIGHT TO CONTINUED EMPLOYMENT.

          Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment with the Company or GGMI, or interfere in any way with the right of the Company or GGMI to terminate the employment of such Participant.

21.       ADJUSTMENTS IN CASE OF CHANGES AFFECTING SHARES.

          In the event of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of shares, the Share limit set forth in Paragraph 10 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event.


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22.       AMENDMENT OF THE PLAN.

          The Board of Directors of the Company may at any time, or from time to time, amend this Plan in any respect.

23.       TERMINATION OF THE PLAN.

          The Plan and all rights of employees under any offering hereunder shall terminate when the maximum number of Shares available for sale under the Plan have been purchased, or at such earlier time as the Committee, at its discretion, chooses to terminate the Plan. Upon termination of this Plan, all amounts in the Accounts of Participants shall be carried forward into the Participant's Account under a successor plan, if any, or shall be promptly refunded and certificates for all Shares credited to a Participant's Investment Account shall be forwarded to him or her.

24.       GOVERNMENTAL REGULATIONS.

          (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Share certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

          (b) The Company or GGMI may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

25.       REPURCHASE OF SHARES.

          The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.